UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2006

APTIMUS, INC.
(Exact Name of Registrant as Specified in Charter)

Washington
(State or Other Jurisdiction of Incorporation)

0-28968 (Commission File Number)	91-1809146 (IRS Employer Identification No.)

100 Spear Street, Suite 1115
San Francisco, CA 94105
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (415) 896-2123

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On August 8, 2006, the Company entered into a strategic distribution agreement (“Agreement”) with AOL. The Agreement has an initial term of three years, and with three additional one-year renewal options has a total potential term of six years. Pursuant to the Agreement, the Company will place targeted performance-based advertising in transactional areas of the AOL network of leading Web brands. As part of the transaction, the Company has issued warrants for up to 327,500 shares of the Company’s common stock, with vesting conditioned on the underlying business relationship achieving substantial financial thresholds. The Company is seeking confidential treatment in respect to certain business terms of the Agreement.

Item 2.02    Results of Operations and Financial Condition

Pursuant to the press release attached hereto as Exhibit 99.1, Aptimus, Inc. announced its results of operations and financial condition for the quarter ended June 30, 2006.

Item 3.02    Unregistered Sales of Equity Securities

As part of the transaction with AOL described in Item 1.01 above, the Company has issued common stock purchase warrants to AOL for up to 327,500 shares of the Company’s common stock at a price per share of $7.50, a premium to the 30-day trailing average of the common stock's closing sale price. The vesting of the warrants is conditioned on the achievement of specified financial thresholds. The warrants were issued in reliance upon the exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) under the Securities Act for sales to accredited investors, as that term is defined in Rule 501(a) of Regulation D.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of PrincipalOfficers.

The Company has promoted Robert W. Wrubel to the position of Chief Executive Officer and President of the Company. Mr. Wrubel also serves as a director of the Company. Mr. Wrubel joined Aptimus as an outside director in November 2000. He was appointed to the position of Executive Vice President of the Company in April 2005, and promoted to the position of President in October of that year. As President and CEO, Mr. Wrubel shall receive a base salary of $225,000. No additional adjustments to Mr. Wrubel’s compensation package have been made as part of the promotion.

Prior to joining the Company’s senior management team, Mr. Wrubel founded Whole Body, Inc; a company that owns and manages a national chain of yoga and fitness studios that began operations in August 2002, where he will continue his guiding position in expansion and financing matters as Chairman of its board of directors. From June 2001 to July 2002, Mr. Wrubel was an Entrepreneur-in-residence at Highland Capital Partners, a venture capital firm, where he identified new venture investments and developed start-up ideas into viable business opportunities. Prior to that Mr. Wrubel was with Ask Jeeves, Inc. from May 1998 to May 2001, where he served as Chief Executive Officer, President and Vice President of Market Development. From 1993 to 1998, Mr. Wrubel served in various positions, including Chief Operating Officer and Vice President of Product Development for Knowledge Adventure, Inc., a leading educational software company. Prior to that, Mr. Wrubel worked as a managing editor of Financial World Magazine and was the founding publisher and editor of High Tech Tomorrow. Mr. Wrubel holds a Bachelor of Arts in History and Economics from Yale University.

Having transitioned his CEO duties to Mr. Wrubel, Timothy C. Choate will continue to serve as Chairman of the Company’s Board of Directors. Mr. Choate will remain active in the daily operations of the Company, focusing his energies on strategic business development, broad company strategy, new business ventures and supporting Mr. Wrubel’s efforts to lead Company operations as needed.

Item 9.01   Financial Statements and Exhibits.

(c) Exhibits

99.1	Copy of financial Press Release issued August 8, 2006
99.2	Copy of marketing Press Release issued August 8, 2006

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APTIMUS, INC. (Registrant)

Dated: August 8, 2006	By: /s/ David H. Davis David H. Davis General Counsel and Corporate Secretary